EXHIBIT 16.1

Michael Pollack, CPA
46 Equestrian Lane
Cherry Hill, NJ 08003

May 27, 2008

The African Diamond Company, Inc.
f/k/a Redhand International, Inc.
2325 Dulles Corner Blvd., Suite 500
Herndon, VA 20171

Dear Mr Thurlow:

Please accept this letter on behalf of The African Diamond Company, Inc., f/k/a Redhand International, Inc. as written confirmation as to non-retainer as the auditor of record for the years ended December 31, 2005, 2006 and 2007. I have not issued any opinion letter with regards to these periods nor any other period.

Very Truly Yours,

Michael Pollack

BY: /S/ Michael Pollack, CPA

Michael Pollack, CPA